Exhibit 23.1

KPMG LLP
PO Box 10426 777 Dunsmuir Street
Vancouver BC V7Y 1K3
Canada
Telephone (604) 691-3000
Fax (604) 691-3031

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Methanex Corporation

We consent to the use of:
•our report dated March 11, 2022 on the consolidated financial statements of Methanex Corporation (the “Entity”) which comprise the consolidated statements of financial position as of December 31, 2021 and December 31, 2020, the related consolidated statements of income (loss), comprehensive income (loss), changes in equity and cash flows for each of the years in the two-year period ended December 31, 2021, and the related notes, and
•our report dated March 11, 2022 on the effectiveness of the Entity’s internal control over financial reporting as of December 31, 2021 each of which is included in the Annual Report on Form 40-F of the Entity for the fiscal year ended December 31, 2021.

We also consent to the incorporation by reference of such reports in the Registration Statements (No. 333-112624, No. 333-141833, No. 333-194850, and No. 33-217591) on Form S-8 of the Entity.

/s/ KPMG LLP
Chartered Professional Accountants

March 11, 2022
Vancouver, Canada

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